Exhibit 5.1

Opinion of Counsel

December 9, 2013

WashingtonFirst Bankshares, Inc.
11921 Freedom Drive, Suite 250
Reston, Virginia 20190

Ladies and Gentlemen:

I am General Counsel and Corporate Secretary of WashingtonFirst Bankshares, Inc., a Virginia corporation (the “Company”). Reference is hereby made to the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company on the date hereof with the Securities and Exchange Commission, relating to the registration of 993,528 shares of the Company’s common stock, $.01 par value per share (the “Common Stock”), for issuance under the WashingtonFirst Bankshares, Inc. 2010 Equity Compensation Plan, as amended (the “Plan”).

In such capacity, I have examined the Articles of Incorporation and the Bylaws of the Company, the Plan and such other documents of the Company as I have deemed necessary or appropriate for the purposes of the opinion expressed herein. In addition, I have relied on certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as I have deemed necessary and relevant as a basis hereof. In the course of such examinations and investigations, I have assumed the genuineness of all signatures on, and the authenticity of, all documents and records submitted to me as originals; the conformity to authentic original documents and records of all documents and records submitted to me as copies; the truthfulness of all statements of fact contained therein; the due authorization, execution and delivery by the parties thereto of all documents and instruments examined by me; and that, to the extent such documents and instruments constitute agreements of such parties, they constitute valid, binding and enforceable obligations of such parties.

Based on the foregoing and subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as I deem relevant, I am of the opinion that, the 993,528 shares of Common Stock to be registered have been duly authorized by the Company, and when issued in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable.

The foregoing opinion is based on and limited by the Stock Corporation Act of the Commonwealth of Virginia and the relevant law of the United States of America, and I render no opinion with respect to the law of any other jurisdiction.

I hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement, and I further consent to the use of my name in the Registration Statement and the prospectus that forms a part thereof. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. This opinion is rendered as of the date hereof, and I assume no obligation to update or supplement this opinion to reflect any change of fact, circumstance or law after such time as the Registration Statement becomes effective.

Very truly yours,

/s/ Richard D. Horn

Richard D. Horn,
General Counsel and Corporate Secretary
WashingtonFirst Bankshares, Inc.

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